UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2009

Highland Distressed Opportunities, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Jurisdiction of	814-00729 (Commission File Number)	205423854 (IRS Employer
Incorporation or Organization)		Identification No.)
NexBank Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(Address of Principal Executive Offices)
(877) 247-1888
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement.
On May 13, 2009, the Registrant repaid in full, terminated and satisfied and discharged all other obligations under the Revolving Credit and Security Agreement (the “Credit Agreement”) with Liberty Street Funding LLC, as conduit lender, and The Bank of Nova Scotia, acting through its New York agency, as secondary lender and agent.
As disclosed in more detail in the Registrant’s most recent Form 10-Q filing, under the Credit Agreement, the Registrant was permitted to borrow on a revolving basis up to $10 million, subject to the satisfaction of certain conditions including compliance with a borrowing base test and asset coverage limits. The Credit Agreement imposed stricter limitations than the Investment Company Act of 1940, as amended, requiring generally that asset coverage be at least 300% after a borrowing. The Registrant paid a commitment fee at the annual rate of 1.25% on the total commitment amount, and a utilization fee at the annual rate of 0.75% on outstanding borrowings. The Credit Agreement was secured by substantially all of the assets in the Registrant’s portfolio, including cash and cash equivalents. The Credit Agreement was scheduled to have matured on May 29, 2009. The Registrant, after considering the commitment fees paid under the Credit Agreement, determined that it would be beneficial to terminate the Credit Agreement in advance of the May 29, 2009 maturity date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Highland Distressed Opportunities, Inc.
Date: May 18, 2009	By:	/s/ James D. Dondero
	Name:	James D. Dondero
President (Principal Executive Officer)